EXHIBIT 23




Accountants' Consent

The Board of Directors
Central Parking Corporation

We consent to incorporation by reference in the registration statements
(Nos. 33-98118, 33-98120, and 33-98122) on Form S-8 of our report dated
November 22, 1996, except as to Note 17, which is as of December 13, 1996, relating to the consolidated balance sheets of Central parking Corporation and subsidiaries as of September 30, 1996 and 1995, and the related consolidated statements of earnings, shareholders' equity, and cash flows for each of the years in the three-year period ended September 30, 1996, which report is incorporated by reference in the September 30, 1996 annual report on Form 10-K of Central Parking Corporation.


KPMG PEAT MARWICK LLP

/s/ KPMG PEAT MARWICK LLP

Nashville, Tennessee
December 23, 1996